Exhibit 23.1

MantylaMcREYNOLDS, LLC

The CPA.  Never Underestimate The Value.

December 4, 2007

United States Securities and Exchange Commission

450 5th Street, N.W.

Washington, D.C.   20549

Re:

Consent to be named in the Registration Statement on Form SB-2, for the registration of 25,000,000 shares of common stock of Pacific Gold Corp.

Ladies and Gentlemen:

We consent to the use in this Registration Statement of Pacific Gold Corp., a Nevada corporation, on form SB-2 of our report dated March 15, 2007 appearing in this Registration Statement.  We also consent to the reference to us under the heading “Experts” in the above referenced Registration Statement.

Sincerely,

/s/ Mantyla McReynolds, LLC

Mantyla McReynolds, LLC

Salt Lake City, Utah

5872 South 900 East, Suite 250●Salt Lake City, Utah 84121●(801) 269-1818●Fax (801) 266-3481